Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2007 SECOND QUARTER, SIX MONTHS RESULTS

BLOOMFIELD, Connecticut (August 2, 2007) – Kaman Corp. (NASDAQ-GM:KAMN) today reported financial results for the second quarter and six months ended June 29, 2007.

Net earnings for the second quarter of 2007 were $10.1 million, or $0.40 per share diluted, an increase of 34.4% for net earnings and 29.0% for earnings per share diluted over the $7.5 million, or $0.31 per share diluted, reported for the second quarter of 2006. The second quarter results for 2007 and 2006 include $2.4 million and $2.8 million respectively in additional pretax charges for the company’s SH-2G(A) helicopter program for Australia.  Net sales for the second quarter of 2007 were $320.0 million, an increase of 9.2% over the $293.0 million reported for the second quarter of 2006.

For the first half of 2007 the company reported net earnings of $20.1 million, or $0.81 per share diluted, an increase of 50.2% for net earnings and 47.3% for earnings per share diluted, compared to net earnings of  $13.4 million, or $0.55 per share diluted, in the first half of 2006. The 2007 and 2006 first half results include $4.9 million and $5.3 million, respectively, in additional pretax charges for the Australia program.  Net sales for the first half of 2007 were $637.3 million, an increase of 8.1% over the $589.6 million reported for the first half of 2006.

Paul R. Kuhn, chairman, president and chief executive officer, said: “Strong performance for the second quarter of 2007 was driven by solid programs and good market conditions across the four segments of our aerospace business with each showing sales and earnings growth.  Higher sales volume from a growing business base and increased efficiencies contributed to the results.  For the Industrial Distribution and Music segments, results reflect weaker market conditions, but also actions we have taken to build these businesses.  Both segments are expected to perform well when conditions in their markets firm up and, for all of our segments, we are pleased with our prospects going forward.”

Segment reports follow:

Aerostructures segment net sales for the second quarter of 2007 were $23.3 million, compared to $17.1 million for the second quarter of 2006.  The continued ramp-up of certain segment programs drove the sales increase.  Segment operating income was $3.7 million in the second quarter of 2007, compared to $2.0 million for the second quarter of 2006.  Segment net sales for the first half of 2007 were $48.5 million, compared to $34.0 million for the first half of 2006.  Segment operating income was $8.2 million in the first half of 2007, compared to $4.4 million for the first half of 2006.

Fuzing segment net sales for the second quarter of 2007 were $24.0 million, compared to $14.6 million in the second quarter of 2006.  The increase was due primarily to a significant increase in shipments of the company’s Joint Programmable Fuze product line.  Segment operating income was $4.0 million for the second quarter of 2007, compared to $1.5 million in the second quarter of 2006.  Segment net sales for the first half of 2007 were $42.5 million, compared to $33.7 million for the first half of 2006.  Segment operating income was $6.6 million in the first half of 2007, compared to $4.4 million in the first half of 2006.

“Kaman Reports 2007 Second Quarter, Six Months Results”
August 2, 2007

Helicopters segment net sales for the second quarter of 2007 were $19.0 million, compared to $15.2 million for the second quarter of 2006.  The increase is the result of the company’s ongoing maintenance and upgrade program for Egyptian SH-2G(E) aircraft, and the Sikorsky BLACK HAWK program involving fuselage joining, installations and other tasks. The segment had an operating loss of $0.2 million for the second quarter of 2007 (including a $2.4 million pretax charge for the Australia helicopter program) compared to an operating loss of $1.1 million (including a $2.8 million pretax charge for the Australia program) for the second quarter of 2006. Segment net sales for the first half of 2007 were $36.5 million, compared to $26.7 million in the first half of 2006.  For the first half, the segment had an operating loss of $1.3 million (including $4.9 million in pretax charges for the Australia program), compared to an operating loss of $3.2 million (including $5.3 million pretax charges for the Australia program) for the first half of 2006.

Specialty Bearings segment net sales for the second quarter of 2007 were $31.5 million, compared to $27.5 million in the second quarter of 2006.  The increase was due to increased shipments of the segment’s airframe bearing products as the company continues to meet strong demand and add market share.  During the quarter, the company completed its previously announced facilities expansion, providing necessary capacity to support further growth.   Segment operating income was $10.2 million in the second quarter of 2007, compared to $8.3 million in the second quarter of 2006.  Segment net sales for the first half of 2007 were $63.4 million, compared to $53.6 million for the first half of 2006.  Segment operating income was $20.8 million for the first half of 2007, compared to $15.1 million for the first half of 2006.

Collectively, the Aerospace Segments’ net sales for the second quarter of 2007 were $97.8 million, compared to $74.4 million for the second quarter of 2006.  Total operating income for the Aerospace Segments was $17.7 million for the second quarter of 2007, compared to $10.7 million for the second quarter of 2006. First half net sales for the Aerospace Segments were $190.9 million for 2007, compared to $148.0 million in 2006.  First half operating income was $34.3 million for 2007, compared to $20.7 million for the first half of 2006.

Industrial Distribution segment net sales for the second quarter of 2007 were $174.6 million, compared to $170.5 million in the second quarter of 2006.  Segment operating income was $8.3 million in the second quarter of 2007, compared to $9.3 million in the second quarter of 2006. The segment’s results for the second quarter reflect a weak economic climate for various industries, including the building materials industry, which was down sharply, automobile manufacturing, and original equipment manufacturing.  This was somewhat offset by continued strength in other areas, including food processing, coal mining, oil exploration and electrical power generation.  Results for the quarter also reflect the expenses associated with bringing new national account wins on line and increases in incremental operating costs.   The new national accounts are expected to begin generating revenue over the next several quarters.  Segment net sales for the first half of 2007 were $348.0 million, compared to $341.1 million in the first half of 2006.  Segment operating income was $17.0 million in the first half of 2007, compared to $20.1 million in the first half of 2006.

Music segment net sales for the second quarter of 2007 were $47.6 million, compared to $48.1 in the second quarter of 2006.  Segment operating income was $1.6 million for the second quarters of both 2007 and 2006.  While results for this segment were affected by a combination of economic stresses within the age demographic of our end customers and typical seasonal softness, the segment was able to maintain profitability on slightly lower sales levels as a result of cost control measures implemented in mid-2006.  The benefits realized from these measures was partially offset in both the second quarter and first half of 2007, however, by an increase in legal expenses associated primarily with document production in response to an inquiry by the Federal Trade Commission issued to participants throughout the music industry in general relative to minimum advertised pricing policies.   Segment net sales for the first half of 2007 were $98.4 million, compared to $100.5 million for the first half of 2006.  Segment operating income was $3.2 million in the first half of 2007, compared to $2.9 million for the first half of 2006.

“Kaman Reports 2007 Second Quarter, Six Months Results”
August 2, 2007

A conference call to discuss this report has been scheduled for tomorrow, August 3, 2007 at 11:00 AM EDT.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  In its discussion, management will include certain non-GAAP measures related to company performance.  A reconciliation of this information to GAAP will be provided in the exhibits to the conference call and will be available through the Internet link provided above. Please see the MD&A section of the company’s SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on the quarter’s financial results and various company programs.

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace, Industrial Distribution and Music businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and the consumer market for music products; 5) risks associated with successful implementation and ramp up of significant new programs 6) satisfactory completion of the Australian SH-2G(A) program, including negotiation of payment and performance terms for the balance of the program as well as the additional work scope that would assist the Commonwealth in achieving certification of the aircraft in Australia;  7) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 8) in the EODC/University of Arizona litigation, successful defeat of the University’s appeal of the jury verdict in the company’s favor; 9) satisfactory resolution of (i) the company’s dispute with the U.S. Army procurement agency relating to warranty work for the FMU-143 program and (ii) the 2005 DCIS investigation of that program; 10) satisfactory results of negotiations with NAVAIR concerning purchase of the company's leased facility in Bloomfield, Conn.; 11) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory and in 2007, availability of a redesigned clutch assembly system; 12) cost growth in connection with environmental remediation activities at the Moosup facility and such potential activities at the Bloomfield facility; 13) profitable integration of acquired businesses into the company's operations; 14) changes in supplier sales or vendor incentive policies; 15) the effect of price increases or decreases; 16) pension plan assumptions and future contributions; 17) future levels of indebtedness and capital expenditures; 18) continued availability of raw materials in adequate supplies; 19) the effects of currency exchange rates and foreign competition on future operations; 20) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; and 21) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this report should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

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Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
Russell.Jones@kaman.com

“Kaman Reports 2007 Second Quarter, Six Months Results”
August 2, 2007

A summary of segment information follows:
Summary of Segment Information

	For the Three Months Ended		For the Six Months Ended

(in millions)	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006

Net sales:
Aerostructures	$23.3	$17.1	$48.5	$34.0
Fuzing	24.0	14.6	42.5	33.7
Helicopters	19.0	15.2	36.5	26.7
Specialty Bearings	31.5	27.5	63.4	53.6
Subtotal Aerospace Segments	97.8	74.4	190.9	148.0
Industrial Distribution	174.6	170.5	348.0	341.1
Music	47.6	48.1	98.4	100.5
	$320.0	$293.0	$637.3	$589.6

Operating income:
Aerostructures	3.7	2.0	8.2	4.4
Fuzing	4.0	1.5	6.6	4.4
Helicopters	(0.2)	(1.1)	(1.3)	(3.2)
Specialty Bearings	10.2	8.3	20.8	15.1
Subtotal Aerospace Segments	17.7	10.7	34.3	20.7
Industrial Distribution	8.3	9.3	17.0	20.1
Music	1.6	1.6	3.2	2.9
Net gain (loss) on sale
of assets	-	-	-	0.1
Corporate expense (1)	(10.1)	(7.6)	(19.5)	(18.1)

Operating income:	17.5	14.0	35.0	25.7
Interest expense, net	(1.6)	(1.6)	(3.2)	(2.9)
Other expense, net	(0.3)	(0.3)	(0.2)	(0.6)

Earnings before income taxes	$15.6	$12.1	$31.6	$22.2

(1)	“Corporate expense” increased for the quarter and six months ended June 29, 2007 compared to the same periods of 2006, as shown below:
	For the Three Months Ended		For the Six Months Ended
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006

Corporate expenses before breakout items	$(7.0)	$(6.4)	$(13.3)	$(13.8)

Breakout items:
Stock appreciation rights	(0.8)	0.8	(1.0)	(0.5)
Pension expense	(0.1)	(1.0)	(0.2)	(1.7)
Supplemental employees' retirement plan	(1.5)	(1.4)	(3.0)	(2.7)
Group insurance	(0.7)	(0.1)	(2.0)	0.1
Legal - recapitalization	-	0.5	-	0.5

Corporate expense - total	$(10.1)	$(7.6)	$(19.5)	$(18.1)

“Kaman Reports 2007 Second Quarter, Six Months Results”
August 2, 2007

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006

Net sales	$319,953	$292,967	$637,271	$589,604

Costs and expenses:
Cost of sales	231,774	212,462	459,963	427,754
Selling, general and
administrative expense	71,472	67,008	143,571	137,082
Net (gain) loss on sale of assets	(56)	(43)	(14)	(56)
Other operating income	(724)	(452)	(1,256)	(823)
Interest expense, net	1,625	1,630	3,143	2,888
Other expense (income), net	260	303	218	563
	304,351	280,908	605,625	567,408

Earnings before income taxes	15,602	12,059	31,646	22,196
Income tax expense	(5,543)	(4,573)	(11,512)	(8,790)

Net earnings	$10,059	$7,486	$20,134	$13,406

Net earnings per share:
Basic	$0.41	$0.31	$0.83	$0.56
Diluted	$0.40	$0.31	$0.81	$0.55

Average shares outstanding:
Basic	24,285	24,031	24,213	23,984
Diluted	25,210	24,880	25,157	24,883

Dividends declared per share	$0.125	$0.125	$0.25	$0.25

“Kaman Reports 2007 Second Quarter, Six Months Results”
August 2, 2007

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	June 29, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$12,902	$12,720
Accounts receivable, net	216,684	189,328
Inventories	241,563	231,350
Income taxes receivable	2,056	-
Deferred income taxes	28,722	25,425
Other current assets	18,691	19,097
Total current assets	520,618	477,920
Property, plant and equipment, net	55,303	54,165
Goodwill	58,095	56,833
Other intangible assets, net	19,108	19,264
Deferred income taxes	15,417	14,000
Other, net	9,964	8,231
	$678,505	$630,413
Liabilities and shareholders' equity
Current liabilities:
Notes payable	$442	$-
Current portion of long-term debt	523	1,551
Accounts payable - trade	98,253	95,059
Accrued salaries and wages	22,634	26,129
Accrued pension costs	8,725	2,965
Accrued contract losses	11,477	11,542
Advances on contracts	9,964	10,215
Other accruals and payables	39,619	42,661
Income taxes payable	-	8,215
Total current liabilities	191,637	198,337
Long-term debt, excluding current portion	107,135	72,872
Other long-term liabilities	61,199	62,643
Shareholders' equity	318,534	296,561
	$678,505	$630,413